Exhibit 99.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the references to our firm and to our report on the estimated proved oil and natural gas reserve quantities of Chaparral Energy, Inc. and its consolidated subsidiaries presented as of December 31, 2008 and June 30, 2009, included in United Refining Energy Corp.’s Registration Statement on Form S-4 as well as in the notes of the financial statements included therein (collectively, the “Form S-4”), to be filed with the Securities and Exchange Commission.

We further consent to the use of our name as it appears under the caption “Experts” in United Refining Energy Corp.’s Registration Statement on Form S-4.

/s/ RYDER SCOTT COMPANY, L.P.

Houston, Texas

November 26, 2009